Information Management Associates, Inc. Announces Record Third Quarter
   Revenues Exceeding Analysts Estimates, with Lower than Expected EPS; Second
                         Quarter Results to be Restated.


SHELTON, Conn. -- Oct. 30, 1998 -- Information Management Associates, Inc. (NASDAQ: IMAA) announced today revenues and earnings for the third quarter ended Sept. 30, 1998.

IMA's revenues for the third quarter of 1998 increased 70% to a record $15.8 million from $9.3 million in the third quarter of 1997. Software license revenues increased 93% to a record $8.7 million, from $4.5 million in the third quarter of 1997. Revenues from services and maintenance increased 48% in the third quarter of 1998 compared to the third quarter of 1997.

IMA reported a net loss of approximately ($1.9 million) or ($.20) per share (basic) for the third quarter of 1998 compared with net income of $895,000 or $.11 per share for the third quarter of 1997. Earnings per share were lower than previously estimated as a result of several factors. IMA's net loss in the third quarter was primarily attributable to a one time litigation settlement charge of approximately $2.2 million, the strengthening of accounts receivable reserves by approximately $1.8 million and higher sales and marketing and outsourcing costs. On a pro forma basis, IMA earned approximately $2.1 million or $.21 per share ($.13 fully taxed at 38%) prior to the effect of one time settlement charges and accounts receivable reserves.

The previously announced one-time litigation settlement charge of approximately $2.2 million for settlement and legal fees was related to a settlement agreement with Rockwell International Corporation and certain of its affiliates ("Rockwell"). IMA agreed to pay Rockwell $1,750,000 in four installments over one year in connection with claims by Rockwell regarding IMA's provision of a call center solution to United States Cellular Corporation ("USCC"). The settlement enabled IMA to resume its business relationship with USCC and allowed USCC to license additional software from IMA for a fee of $1,750,000 in the third quarter.

Following a comprehensive review of its accounts receivable, after taking into account the company's rapid growth in revenues and corresponding growth in accounts receivable as well as certain economic uncertainties, the company elected to strengthen its accounts receivable reserves by recording a third quarter charge of $1.8 million.

The company also experienced higher than expected sales and marketing expenses as a result of substantially higher license revenues and the hiring of sales and marketing professionals, as well as a higher cost of services due to partnerships with large systems integrators sub-contracting through IMA for large customer engagements. Sales and marketing expense rose 83% when compared with the third quarter of 1997. This increase in sales and marketing expense supports IMA's aggressive efforts to expand market coverage and visibility worldwide. Revenue growth was aided by the successful hiring of additional field sales professionals, bringing the total to 38 as of Sept. 30, 1998.

In light of recent focus and attention by the Securities and Exchange Commission on the guidelines surrounding the recognition of liabilities in connection with a business combination, IMA also announced today that based on further review it would restate second quarter results to reflect $650,000 of operating expenses that were originally recorded as charges against reserves established in connection with the acquisitions of Marketing Information Systems, Inc. and Telemar Software International LLC. In connection with the restatement, during the third quarter, IMA reduced goodwill and restructuring reserves by $650,000. Revenues for the second quarter will remain at approximately $13.1 million and restated net income for the second quarter will be $629,000. EPS for the second quarter, as restated, will be $.06 per share.

Al Subbloie, president and CEO of IMA, said, "In recent weeks we have taken rapid and prudent actions to address certain current or potential issues affecting IMA, such as the Rockwell litigation and the growth in accounts receivable at a time of increasing economic uncertainty. We believe that these actions strengthen IMA's balance sheet and competitive position going forward."

Subbloie also commented, "Our growth demonstrates that our overall business has never been stronger, and market demand for IMA's award-winning customer interaction software products and services continues to grow worldwide, as evidenced by our record quarterly revenues. We signed a number of significant accounts during the quarter, and our increased market visibility and expanded sales force has generated a substantial pipeline that sets the stage for continued growth in future quarters."

The following highlights also were announced or occurred since IMA's last earnings release:

-- IMA's EDGE(R) customer interaction software suite was named "Best of CTI EXPO
   Spring '98." CTI EXPO is the leading industry event focused on computer telephony integration (CTI) and call center products and services

-- IMA was  selected as one of the hottest  U.S.  technology  companies by Facts
   Online, and was ranked among the top 50 percent of all companies surveyed by Software Magazine in their annual ranking of the world's 500 largest software providers

-- IMA announced the general availability of AdvantEDGE 4.0(TM), a front-office software suite that delivers fully integrated sales, marketing and customer service applications with imbedded workflow in a single, easy to deploy package

-- IMA made a minority equity investment of approximately $1.6 million in Mitsucon Tecnologia S/A, a Brazilian corporation which distributes IMA products in the fast-growing Brazilian call center market

-- IMA announced that it is the call center applications market share leader in Europe according to a report by Datamonitor, a leading technology analyst firm

-- The company  announced  the general  availability  of EDGE(R) 4.0, the latest version of the company's award-winning customer interaction software architecture. EDGE 4.0 offers a number of new and expanded features for inbound and outbound call center environments, including software-based predictive dialing, comprehensive support of a wide set of computer telephony integration (CTI) interfaces and expanded currency and language functionality for international use

-- IMA announced the release of IMA SoftDial  Plug-In(TM),  a revolutionary  and powerful software-based predictive dialing solution that significantly improves the productivity and efficiency of call center agents making outbound calls.

-- IMA announced a seminar series for telecommunications and utilities industry executives, in conjunction with partners PricewaterhouseCoopers and Southern New England Telecommunications ("SNET"). The seminars were held in October.

About IMA
IMA is a global leader in front office customer interaction solutions for call centers used for sales, marketing and customer service. The company's Web- and CTI-enabled software helps companies maximize the revenue and loyalty-generating potential of each customer contact. IMA is the choice of over 400 leading organizations including Bose Corporation, Dakotah Direct, Lloyds TSB Bank,
Pacific Gas and Electric, SNET and Xerox. IMA has headquarters in Shelton, Conn., offices in Atlanta, Chicago, Frankfurt, Irvine, London, Melbourne and Paris, and representatives worldwide. More information about IMA's products and services can be found on the World Wide Web at www.imaedge.com, requested via e-mail at info@imaedge.com, or by calling 1-800-776-0462.

NOTE: IMA and EDGE are registered trademarks, and AdvantEDGE and SoftDial Plug-In are trademarks, of IMA. All other products or company names mentioned are used for identification purposes only, and may be trademarks of their respective owners.

Except for the historical information contained in this announcement, the matters discussed in this announcement are "forward-looking statements" (as that term is used in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission (the "SEC"). In particular, IMA draws the reader's attention to the "Risk Factors" stated in the Company's Registration Statement on Form S-1 dated July 30, 1997 and its accompanying Prospectus, the Company's Quarterly Reports on Form 10-Q dated August 14, 1997, November 14, 1997, May 15, 1998, August 14, 1998, and October 8, 1998, the
Company's Annual Report on Form 10-K dated March 30, 1998, as well as to the Company's periodic and current reports as they are filed with the SEC.


CONTACTS:


Financial:  Gary R. Martino, CFO           Press:  Robert A. Ventresca
            (203) 925-6800                         (203) 925-6878
                                                   bobv@imaedge.com

            INFORMATION MANAGEMENT ASSOCIATES, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                 (In thousands)


                                                                           Three Months Ended                  Nine Months Ended
                                                                             September 30,                       September 30,

                                                                         1998            1997                 1998          1997
Revenues:
     License fees................................................     $ 8,706         $ 4,506               $21,429        $12,985
     Services and maintenance ...................................       7,098           4,784                17,615         12,459

         Total revenues .........................................      15,804           9,290                39,044         25,444

Cost of revenues ................................................       4,408           2,600                11,181          7,000

Gross profit ....................................................      11,396           6,690                27,863         18,444

Operating expenses:
     Sales and marketing ........................................       5,807           3,169                14,729          8,859
     Product development ........................................       2,167           1,552                 5,879          4,648
     General and administrative .................................       3,216           1,223                 6,166          3,538
     Acquired product development costs .........................           -               -                 7,658              -
       One time settlement charges...............................       2,163               -                 2,163              -
         Total operating expenses ...............................      13,353           5,944                36,595         17,045

Operating income (loss) .........................................      (1,957)            746                (8,732)         1,399

Other income (expense) ..........................................         179             206                   716           (261)

Income (loss) before provision for foreign income taxes                (1,778)            952                (8,016)         1,138
Provision for foreign income taxes ..............................         119              57                   273            159

Net income (loss) ...............................................     $(1,897)        $    895              $(8,289)       $   979
                                                                      ========        ========              ========       ========

Basic net income (loss) per common share  (b)....................     $  (.20)        $    .11              $  (.87)       $    .10
                                                                      ========        ========              ========       ========

Shares used in computing basic earnings per share................       9,675            7,607                9,557           5,410

Pro forma effect of certain 1998 items on earnings per share:
     Basic net income (loss) per common share exclusive
     of one time costs and charges   (a).........................     $   .21                               $   .35
     Acquired product development costs..........................           -                                  (.80)
     One time settlement charges.................................        (.22)                                 (.23)
     Third quarter A/R reserve charge (G&A)......................        (.19)                                 (.19)

     Basic net income (loss) per common share....................     $  (.20)                              $  (.87)
                                                                      ========                              ========



(a) The three and nine months ended September 30, 1998 net incomes per common share, exclusive of acquired product development costs, one time settlement charges and accounts receivable reserve of $1.8 million would be $0.13 and $0.22 respectively per share assuming a 38% effective tax rate.


(b) Reflects the new accounting standard FASB 128, Earnings Per Share which was adopted as of December 31, 1997. The September 30, 1997 earnings per share have been restated to reflect the adoption of this standard. The net income per common share for the quarter ended September 30, 1997 reflects $66,000 of preferred dividends. The net income per common share for the nine months ended September 30, 1997 reflects $454,000 of preferred dividends.

            INFORMATION MANAGEMENT ASSOCIATES, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)



                                                                   September 30,         December 31,
                                                                       1998                  1997
                                                                    (unaudited)
ASSETS
Current assets:
     Cash and short term investments ...........................     $ 13,798             $ 24,271
     Accounts receivable, net ..................................       21,203               14,815
     Other current assets ......................................        3,092                1,420

     Total current assets ......................................       38,093               40,506

Equipment, net .................................................        3,021                2,279

Other assets, net ..............................................        4,226                1,137

TOTAL ASSETS ...................................................     $ 45,340             $ 43,922
                                                                     ========             ========

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
     Current maturities of capital lease obligations ...........     $    131             $    232
     Accounts payable and accrued liabilities ..................        8,761                4,375
     Deferred revenues .........................................        2,965                1,686

         Total current liabilities .............................       11,857                6,293

Other long-term liabilities ....................................          502                  599

Shareholders' equity (deficit):
     Common stock ..............................................       54,586               51,102
     Shares to be issued .......................................          564                    -
     Cumulative translation adjustment .........................           91                 (101)
     Accumulated deficit .......................................      (22,260)             (13,971)

         Total shareholders' equity.............................       32,981               37,030

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY .....................     $ 45,340             $ 43,922
                                                                     ========             ========


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